Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the incorporation of our report dated March 24, 2005 for the audited consolidated balance sheets of Vestin Fund III, LLC as of December 31, 2004 and 2003, and the related consolidated statements of operations, members’ equity, and cash flows for the year ended December 31, 2004 and for the period from April 16, 2003 (inception) to December 31, 2003, included in the Post-Effective Amendment No. 4 to the Registration Statement dated November 15, 2005 (Form S-11, Reg. #333-105017).

We consent to the reference of our firm under the caption “Experts” and to the incorporation of our report dated March 11, 2005 for the audited consolidated balance sheet of Vestin Group, Inc. as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2004 included in the Post-Effective Amendment No. 4 to the Registration Statement dated November 15, 2005 (Form S-11, Reg. #333-105017).

/s/ MOORE STEPHENS WURTH FRAZER AND TORBET, LLP

Orange, California
November 15, 2005